AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 2000
                                         REGISTRATION STATEMENT NO. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                          ALLIANCE PHARMACEUTICAL CORP.
             (Exact name of registrant as specified in its charter)

             New York                                      14-1644018
       (State or other jurisdiction                     (I.R.S. Employer
     of incorporation or organization)                 Identification Number)

                             3040 SCIENCE PARK ROAD
                               SAN DIEGO, CA 92121
                                 (858) 410-5200
               (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                                  DUANE J. ROTH
                             CHIEF EXECUTIVE OFFICER
                          Alliance Pharmaceutical Corp.
                             3040 Science Park Road
                               San Diego, CA 92121
                                 (858) 410-5200
     (Name, address, including zip code, and telephone number, of agent for service of process)

                                    COPY TO:

                              Melvin Epstein, Esq.
                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                               New York, NY 10038

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER
                 THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
  Title of Each                               Proposed            Proposed
   Class of                   Amount          Maximum              Maximum              Amount of
  Securities                   To Be          Offering            Aggregate           Registration
     To Be                 Registered(1)       Price              Offering                 Fee
  Registered                                  Per Unit              Price
--------------------------------------------------------------------------------------------------------
  Common Stock
  $0.01 par value          4,588,483          $13.25(2)         $60,797,400(2)          $16,050.51
-------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, there are also being registered such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of 5% subordinated convertible debentures, 6% subordinated convertible notes, Series D Preferred Stock, and upon exercise of warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                          ALLIANCE PHARMACEUTICAL CORP.

                                    4,588,483

                             SHARES OF COMMON STOCK


          This prospectus relates to the offer and sale of up to 4,588,483 shares of common stock of Alliance Pharmaceutical Corp. from time to time by the selling shareholders listed on page 11 this prospectus.

          Alliance will not receive any part of the proceeds from the sale of the shares of common stock covered by this prospectus, although it may receive proceeds for warrants with exercise prices ranging from $2.45 to $8.655 held by some of the selling shareholders. Alliance has agreed to bear the expenses of registration of the shares. The selling shareholders may offer the shares through brokers, dealers or agents or directly to purchasers. These transactions may be effected in the over-the-counter market or otherwise, at market prices prevailing at the time of sale or at privately negotiated prices.

          Our common stock is listed on the Nasdaq National Market under the symbol ALLP. On March 15, 2000, the closing price of the common stock as quoted on Nasdaq was $12.375 per share.

          WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A SPECIFIC DESCRIPTION OF RISKS ASSOCIATED WITH PURCHASING OUR COMMON STOCK THAT YOU SHOULD CONSIDER BEFORE MAKING YOUR INVESTMENT DECISION.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with different information.

          THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 The date of this Prospectus is March __, 2000.

                                TABLE OF CONTENTS
                                                                        PAGE

WHERE YOU CAN FIND MORE INFORMATION.......................................2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................3

PROSPECTUS SUMMARY........................................................4

RISK FACTORS..............................................................5

USE OF PROCEEDS..........................................................10

SELLING SHAREHOLDERS.....................................................11

PLAN OF DISTRIBUTION.....................................................13

LEGAL MATTERS............................................................15

EXPERTS..................................................................15


                       NOTE TO READERS OF THIS PROSPECTUS

          We were incorporated in 1983 in New York. When we refer to "us," "we," "our," "the Company" and "Alliance" in this prospectus, we mean Alliance Pharmaceutical Corp. and its consolidated subsidiaries. Our address is 3040 Science Park Road, San Diego, California 92121. Information contained on our website does not constitute part of this prospectus.

          IMAGENT(R), LIQUIVENT(R), FLOGEL(R), SATPAD(R) and RODA(R) are registered trademarks of Alliance. OXYGENT(TM) is a trademark Of Alliance.

                       WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the Registration Statement and its exhibits. Certain portions of the Registration Statement have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement (including the omitted portions) are available from the SEC upon payment of a fee. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this prospectus or the Registration Statement relating to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance are qualified in all respects by the full text of such contract or document.

          You should rely only on the information or representations provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. The selling shareholders have agreed not to make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference room in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, or in the public reference rooms located in New York, New York and Chicago, Illinois. Please call the SEC at (1-800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov.

          The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

          o Annual Report on Form 10-K for the fiscal year ended June 30, 1999;

          o Quarterly Reports on Forms 10-Q for the quarters ended September 30, 1999 and December 31, 1999;

          o Current Reports on Form 8-K dated October 4, 1999, November 4, 1999 and February 22, 2000; and

          o    Registration Statement on Form 8-A, dated October 25, 1984.

          We will provide without charge to any person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this prospectus. Requests for copies should be directed to Lloyd Rowland, Vice President and General Counsel, Alliance Pharmaceutical Corp., 3040 Science Park Road, San Diego, California 92121, telephone (858) 410-5200.

                               PROSPECTUS SUMMARY

          MANY OF THE MATTERS SET FORTH IN THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS PROSPECTUS. WE REFER YOU TO CAUTIONARY INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND IN OTHER DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME.

                                   THE COMPANY

          Alliance Pharmaceutical Corp. is a pharmaceutical research and development company with three products in late-stage human (clinical) development, each of which is designed to address a different medical need. These products are based on our expertise with perfluorochemicals and other technologies. Perfluorochemicals are man-made chemicals that can dissolve and carry oxygen throughout the body, including within the lung. Perfluorochemicals have also been shown to be useful in enhancing ultrasound images.

          OXYGENT is a temporary oxygen carrier which is being developed to reduce or eliminate the need for human blood transfusions during elective surgeries where substantial blood loss is common. OXYGENT is a "blood substitute" that uses perfluorochemicals as raw materials, instead of human or animal blood. A Phase 3 clinical trial is under way in Europe to assess whether the use of OXYGENT can reduce the need for donor blood in surgical patients. In December 1999, we initiated a complementary Phase 3 U.S. study in patients undergoing coronary artery bypass surgery. Phase 3 studies are typically the final human studies required prior to requesting marketing approval from a U.S. or foreign regulatory agency.

          LIQUIVENT is a perfluorochemical liquid that is trickled directly into the lungs of a patient who is being supported by a mechanical ventilator. LIQUIVENT therapy is expected to reduce the number of days a patient requires ventilator support by reducing the damage resulting from prolonged use of the ventilator, opening up collapsed air sacs, assisting in providing oxygen to and removing carbon dioxide from the lungs, and flushing debris from the lungs. We are currently conducting a Phase 2/3 clinical study in the U.S., Canada, and Europe to evaluate the use of LIQUIVENT for the treatment of adult patients with acute (sudden-onset) lung injury and acute respiratory distress syndrome; however, one or more additional studies may be required prior to filing a New Drug Application with the FDA.

          IMAGENT is a perfluorochemical-based diagnostic agent intended for use with ultrasound diagnostic techniques to enhance real-time images of blood flow in the blood vessels, heart, and other organs. In May 1999, we announced that two Phase 3 studies in which IMAGENT was evaluated as a contrast agent demonstrated highly statistically significant improvement in visualization of the walls of the heart (endocardial border delineation) compared to standard (non-contrasted) ultrasound imaging. On December 14, 1999, the FDA accepted our New Drug Application for IMAGENT, which is currently being reviewed.

          In addition, we have other products in early development.

          FLOGEL is a liquid/gel that is intended to reduce the occurrence of internal adhesions (scar tissue) in patients undergoing surgeries involving their internal organs.

          RODA is a monitor intended to provide real-time measurements of the cardiovascular (heart and blood system) and oxygenation status of surgical patients.

          PULMOSPHERES. In November 1999, we announced that we transferred aspects of our PULMOSPHERES technology to Inhale Therapeutic Systems, Inc. for $15 million in cash, $5 million in Inhale common stock and future development milestones and royalty payments. In exchange, Inhale received rights to the PULMOSPHERES technology in the field of respiratory delivery, PulmoSpheres-related assets and $5 million in Alliance common stock. The parties have each agreed to register the respective common stock sold to the other party. In connection with the transaction, Alliance retained the right to develop two PULMOSPHERES products for use in the respiratory field, as well as all non-respiratory and liquid ventilation applications of PULMOSPHERES.

          On February 11, 2000, certain investors purchased $15 million in principal amount of four-year 5% subordinated convertible debentures. The debentures are convertible at any time at each investor's option into shares of our common stock at $9.65 per share, subject to adjustment to protect against dilution. This initial conversion price was below the trading market price of the stock on the day the debentures were issued. We have recognized an immediate charge of $3.7 million to interest expense for the beneficial conversion feature. The investors have the option at any time to purchase, and we have certain rights to require the investors to purchase, an additional $15 million of four-year 5% subordinated convertible debentures, convertible into our common stock at $12.06 per share.

                                  RISK FACTORS

          Investing in our stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our stock. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

WE HAVE A HISTORY OF OPERATING LOSSES AND LIMITED PRODUCT REVENUES AND WE MAY NEVER BECOME PROFITABLE

          We have had net operating losses since our inception and we expect such losses to continue until we receive revenues from product sales. As of December 31, 1999, we had an accumulated deficit of $340.5 million. For the years ended June 30, 1997, 1998, and 1999, we incurred net losses of $19.0 million, $33.0 million, and $62.5 million, respectively. Our net loss for the six months ended December 31, 1999 was $13.8 million. Substantially all of our revenues to date have come from sources other than product sales, such as licensing fees, milestone payments and payments to fund research and development activities under joint development and license agreements.

WE MAY NOT BE ABLE TO OBTAIN THE ADDITIONAL FINANCING WE WILL NEED TO COMPLETE DEVELOPMENT AND INTRODUCE PRODUCTS

          The costs of our current clinical trials are high. We believe that our existing capital resources, including estimated net proceeds of $14.5 million from the convertible debenture offering, will satisfy our capital requirements through at least June 2000. However, we will need additional financing to finance our business through at least the balance of the year and possibly longer. Our future capital requirements will depend on many factors, including:

          o    results of our late-stage clinical trials

          o    progress with preclinical testing

          o continued scientific progress in our research and development programs

          o    the time and cost involved in obtaining regulatory approvals

          o    changes in existing collaborative relationships

          o    patent costs

          o    competing technological and market developments

          o    the cost of manufacturing scale-up

Accordingly, we cannot estimate the amount of additional financing that we will require, but we know that it will be substantial.

FAILURE TO LICENSE OUR PRODUCTS COULD SERIOUSLY HINDER OUR ABILITY TO FURTHER DEVELOP OUR PRODUCTS AND MARKET THEM SUCCESSFULLY

          If we do not negotiate acceptable collaborative arrangements for our principal products, we will lack the funds to further develop them. We do not have internal marketing and sales capabilities and will need to rely on collaborative partners to market and sell any products that we may successfully develop. Even if we find collaborative partners, we may not be able to completely control the amount and timing of resources our collaborative partners will devote to these activities. We intend to seek collaborative arrangements for OXYGENT and LIQUIVENT to help cover the cost of development, but we do not know whether we will be successful. If we cannot find collaborative relationships or other sources of financing we may not be able to continue some of our development programs and would be forced to sell assets, including technology, to raise capital.

A TERMINATION OF THE SCHERING LICENSE AGREEMENT COULD ADVERSELY AFFECT OUR RESEARCH, DEVELOPMENT AND, ULTIMATELY, MARKETING OF IMAGENT

          We depend on Schering for development and regulatory approvals outside the United States and for worldwide marketing of IMAGENT. As of December 30, 1998, the Schering license agreement was modified to reduce ongoing development reimbursement, add new milestone payments and restructure the methods for calculating royalties. The Schering license agreement may be terminated on one month's advance notice.

IF WE DO NOT OBTAIN GOVERNMENTAL APPROVALS FOR OUR PRODUCTS, WE WILL BE UNABLE TO MARKET THEM

          We will not be able to commercialize our products until we have acceptable clinical trial results and regulatory approval from the FDA and foreign regulatory authorities. The FDA and other regulatory authorities require that the safety and efficacy of a drug be supported by results from adequate and well-controlled clinical trials before approval for commercial sale. If the results of the clinical trials of our products do not demonstrate that they are safe and effective, we will not be able to submit to the FDA a New Drug Application or other relevant applications for pre-market approval. Further, the results of preclinical testing and initial clinical trials do not necessarily predict how safe and effective a product will be when it is evaluated in large-scale Phase 3 clinical trials. It is possible that unacceptable side effects may be discovered at any time. A number of companies have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials.

          Even if we believe the clinical trials demonstrate the safety and efficacy of a product, the FDA and other regulatory authorities may not accept our assessment of the results. The FDA has required other companies involved in the development of blood substitutes to increase the size of their Phase 3 trials, extending the time and cost to complete the trials. In any case, in order to demonstrate the safety and efficacy of the products we may have to conduct additional clinical trials beyond those currently planned. The process of obtaining regulatory clearances or approvals is costly and time-consuming.

DELAYS IN THE COMPLETION OF OUR CLINICAL TRIALS COULD INCREASE OUR COSTS

          We cannot predict how long our preclinical and clinical trials will take or whether they will be successful. The rate of completion of the clinical trials for our products depends on many factors, including obtaining adequate clinical supplies and the rate of patient recruitment. Patient recruitment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, and the eligibility criteria for patients who may enroll in the trial. We may experience increased costs, program delays, or both, if there are delays in patient enrollment in the clinical trials.

WE WILL BE UNABLE TO MANUFACTURE OUR PRODUCTS IF WE DO NOT RECEIVE FDA APPROVAL

          While we believe that we can produce materials for clinical trials and the initial market launch for OXYGENT and IMAGENT at our existing San Diego facilities and for LIQUIVENT at our Otisville, New York facility, we will need FDA approval in order to do so. We do not know whether the FDA will determine that our facilities comply with Good Manufacturing Practices. A delay in FDA approval of our manufacturing facilities would delay the marketing of our products.

IF WE CANNOT PROTECT OUR PATENTS AND PROPRIETARY TECHNOLOGY, WE WILL BE UNABLE TO SUCCESSFULLY MANUFACTURE AND MARKET OUR PRODUCTS

          We believe that our success will depend largely on our ability to obtain and maintain patent protection for our own inventions, and to license the use of patents owned by third parties. We have obtained patents covering certain intermediate, and high-concentration PFC emulsions, patents related to liquid ventilation, and patents covering certain stabilized microbubble compositions, as well as other patents. We have filed, and when appropriate will file, other patent applications with respect to our products and processes in the United States and in foreign countries. We cannot assure you, however, that we will develop any additional products and processes that will be patentable or that any additional patents will be issued to us. It is possible that any of our patents or any patents licensed to us may be challenged successfully. It is also possible that we may unintentionally infringe on patents of third parties, or that we may have to alter our products or manufacturing processes to take into account the patents of third parties and this may cause delays in product development. Further, we cannot assure that we will be able to alter our products or manufacturing processes to avoid third-party patents, in which case we may have to terminate the development or commercialization of a product or pay royalties to the holders of the patents. Litigation, which could result in a substantial cost to us, may be necessary to enforce any patents we own and/or to determine the scope and validity of others' proprietary rights. We also attempt to protect our proprietary products and processes by relying on trade secret laws and non-disclosure and confidentiality agreements with our employees and certain other persons who have access to our products or processes. It is possible that others will develop such products or processes independently or obtain access to such products or processes. Our competitive position may be affected adversely if others develop or obtain products or processes similar to ours.

          In particular, with respect to ultrasound contrast imaging patents, there are several companies with issued patents and other patent applications in process. Many of these patents overlap each other, and it will take several years to clarify which ones are valid and enforceable. Although we believe we have the right to manufacture, use and sell IMAGENT once it is approved, it is possible that we may need to license rights under patents owned by others, and that such rights may not be available. Other companies may well find that their current or future activities violate our patents. We believe certain companies have obtained patents to which they are not entitled under U.S. law, and have requested patent interference proceedings in the U.S. Patent Office to resolve those issues.

WE WILL NOT BE ABLE TO DEVELOP OR MANUFACTURE OUR PRODUCTS IF WE ARE UNABLE TO OBTAIN THE NECESSARY RAW MATERIALS

          Some of the raw materials for our products are available from single sources. At times, one or more of these raw materials may not be available or may be available only in limited quantities. Our ability to develop our products could be materially adversely affected if sufficient supplies of raw materials are not available. We are currently negotiating with some of these suppliers for long-term supply contracts for raw materials; however, we do not know whether we will be able to obtain commitments for a long-term supply of these raw materials on acceptable terms.

UNFORESEEN TECHNOLOGICAL AND SCIENTIFIC PROBLEMS OR THIRD-PARTY DEVELOPMENT MAY DELAY OR PREVENT MARKETING

          We or our collaborative partners may encounter unforeseen technological or scientific problems, including adverse side effects, which may force us to abandon or substantially change the plan of development of a specific product or process. A technological change or product development by others may also have a significant adverse effect on our operations.

THE LACK OR INADEQUACY OF THIRD-PARTY REIMBURSEMENT FOR OUR PRODUCTS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS

          Our ability to commercialize our products successfully will depend in part on the extent to which the cost of the products and related treatment will be reimbursed by government authorities, private health insurers and other organizations, such as HMOs. Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed healthcare in the United States, the growth of healthcare organizations such as HMOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products. The cost containment measures that healthcare providers are instituting and any healthcare reform could affect our ability to sell our products by not allowing us to make a profit on sales of products. We cannot assure you that full or partial reimbursement in the United States or foreign countries will be available for any of our products. If reimbursements are not available or sufficient, we may not be able to sell our products. We cannot forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on our business.

MANY OF OUR EXISTING OR POTENTIAL COMPETITORS HAVE SUBSTANTIALLY GREATER RESOURCES AND MAY BE BETTER EQUIPPED TO DEVELOP, MANUFACTURE AND MARKET PRODUCTS SIMILAR TO OURS

          We may not be able to compete successfully in developing and marketing our products. There are many pharmaceutical companies, biotechnology companies, public and private universities, and research organizations actively engaged in research and development of products that compete with our products. These companies have more resources and may develop and introduce products and processes competitive with or superior to ours. In addition, our products and technologies may be rendered uncompetitive or obsolete by the development of other technologies or products that have an entirely different approach or means of accomplishing the same purposes.

OUR PRODUCTS AND THE PROCESSES WE USE COULD EXPOSE ALLIANCE TO SUBSTANTIAL LIABILITY

          Product liability could arise from claims by users of our products or of products manufactured by processes we developed, or from manufacturers or others selling our products, either directly or as a component of other products. Our product liability insurance coverage may not be adequate.

WE MAY ISSUE ADDITIONAL PREFERRED STOCK, THE TERMS OF WHICH COULD ADVERSELY AFFECT OUR COMMON STOCK

          Our Board of Directors has the authority to issue up to an additional three million shares of preferred stock and may determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. The possible issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Alliance. The conversion and other features of any series of preferred stock may also limit the price that investors might be willing to pay in the future for shares of our common stock.

THE SUBSTANTIAL NUMBER OF OUR SHARES THAT ARE ELIGIBLE FOR FUTURE SALE COULD ADVERSELY AFFECT OUR ABILITY TO FIND NEW EQUITY INVESTORS

          As of March 15, 2000, 8,733,029 shares of our common stock (or 15.6% of the total number of shares outstanding on a fully diluted basis) were issuable upon the exercise of outstanding options and warrants. Also, over a period of approximately four years, we may issue an indeterminate number of additional shares of our common stock to the former shareholders of MDV Technologies, Inc., a company we acquired in 1996. The existence of such warrants, options and convertible securities, as well as certain registration rights, may adversely affect the terms on which we may obtain additional equity financing and the aftermarket trading of our stock. The holders of the outstanding warrants and options are likely to exercise their securities at a time when we would otherwise be able to obtain capital on terms more favorable than those provided by the exercise or conversion prices thereof.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus may contain forward-looking statements regarding our plans, expectations, estimates and beliefs. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements in this document include, but are not necessarily limited to, those relating to:

          o    our ability to raise additional capital when needed

          o obtaining, or our ability to obtain, approval by the FDA and other regulatory authorities for certain products

          o our ability or capacity to manufacture, market and distribute our products

          o    uncertainty of market acceptance of our products

          o    our ability to obtain patents for our products and technologies

          o relationships with and abilities of important suppliers and business partners

          o the development of new products and enhanced versions of existing products

Factors that cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the risk factors section and elsewhere in this prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

                                 USE OF PROCEEDS

          The proceeds from the sale of the common stock covered by this prospectus will belong to the selling shareholders. Any funds received from the exercise of warrants will be used for working capital.

                              SELLING SHAREHOLDERS

         The following table sets forth the aggregate number of shares held by the selling shareholders and offered by the selling shareholders hereunder and the percentage of all shares of our common stock held by such selling shareholders after giving effect to the offering (based on 47,087,766 shares of common stock outstanding as of March 15, 2000). There is no assurance that the selling shareholders will sell any or all of the shares offered hereby.

                                  NUMBER OF SHARES OF
                                      COMMON STOCK
                                   BENEFICIALLY OWNED      NUMBER OF SHARES OF
                                   BEFORE OFFERING(1)      COMMON STOCK TO BE       NUMBER OF SHARES OF COMMON STOCK
                                                             OFFERED BY THIS          BENEFICIALLY OWNED AFTER THE
SELLING SHAREHOLDERS                                            PROSPECTUS                     OFFERING(2)
                                                                                        NUMBER          PERCENTAGE
Inhale Therapeutic                      1,134,738               1,134,738                -0-                -0-
Systems Inc.(3)
Brown Simpson Strategic                  507,772                 507,772                 -0-                -0-
Value Fund, Ltd.(4)
Brown Simpson Strategic                  269,430                 269,430                 -0-                -0-
Value Fund, L.P.(4)
Maatchap Petrus(4)                       777,202                 777,202                 -0-                -0-
Imperial Bank(5)                         180,000                 180,000                 -0-                -0-
Deitje D. Dekker(6)                      118,642                  66,667                51,975               *
Anna C. Dekker(7)                        117,542                  66,667                50,975               *
Sophia G. Dekker(8)                      117,542                  66,667                50,975               *
Emma C. Dekker(9)                        117,892                  66,667                51,225               *
Jan A. Dekker(10)                        214,972                  55,422               159,550               *
Harris & Harris Group, Inc.(11)          800,000                 800,000                 -0-                -0-
Stephen M. McGrath(12)                   259,016                 133,333               125,683               *
Burrill & Company(13)                    350,000                 350,000                 -0-                -0-
Mark Biderman(14)                          1,063                   1,063                 -0-                -0-
Frederich Bloch(14)                          188                     188                 -0-                -0-
Roger Einiger(14)                          7,995                   7,995                 -0-                -0-
Nathan Gantcher(14)                       16,823                  16,823                 -0-                -0-
Steven Levinson(14)                        4,450                   4,450                 -0-                -0-
Joseph V. Missett(14)                      1,052                   1,052                 -0-                -0-
Oppenheimer & Co.(14)                  1,736,398                  42,398             1,694,000              3.4%
Alan Rappaport(14)                         4,706                   4,706                 -0-                -0-
Stephen Robert(14)                        16,823                  16,823                 -0-                -0-
Eric Rosenfeld(14)                           363                     363                 -0-                -0-
Gerald Rothstein(14)                       3,040                   3,040                 -0-                -0-
James Stanko(14)                             363                     363                 -0-                -0-
Jeffrey Stern(14)                          2,946                   2,946                 -0-                -0-
Richard White(14)                            564                     564                 -0-                -0-
Ronald Peters(14)                            663                     363                   300               *
Charles Rose(14)                             121                     121                 -0-                -0-
Lisa Walters(14)                          60,660                  10,660                50,000               *

*  Indicates ownership of less than 1% of outstanding shares

(1) Includes the shares of common stock underlying the warrants, 5% subordinated convertible debentures, 6% subordinated convertible notes and Series D Preferred Stock being offered by this prospectus.
(2) Based on 49,411,511 shares of Alliance's common stock outstanding and which number assumes the sale of all the shares of common stock registered under this prospectus to persons who are not affiliates of the selling shareholders.
(3)   Represents common stock received in a commercial transaction.
(4) Represents common stock underlying four-year, 5% subordinated convertible debentures, dated February 11, 2000, convertible at $9.65 per share.
(5) Represents shares underlying a warrant, dated March 30, 1999, exercisable at $2.875 per share.
(6) Offered shares represent 16,667 shares underlying a warrant, dated May 20, 1999, exercisable at $2.45 per share and 50,000 shares received upon conversion of a 6% subordinated convertible note due May 20, 2002.
(7) Offered shares represent 16,667 shares underlying a warrant, dated May 20, 1999, exercisable at $2.45 per share and 50,000 shares received upon conversion of a 6% subordinated convertible note due May 20, 2002.
(8) Offered shares represent 16,667 shares underlying a warrant, dated May 20, 1999, exercisable at $2.45 per share and 50,000 shares received upon conversion of a 6% subordinated convertible subordinated note due May 20, 2002.
(9) Offered shares represent 16,667 share underlying a warrant, dated May 20, 1999, exercisable at $2.45 per share and 50,000 shares received upon conversion of a 6% subordinated convertible note due May 20, 2002.
(10) Offered shares represent 55,422 shares underlying a warrant, dated July 2, 1999, exercisable at $2.95 per share.
(11) Represents 600,000 shares issued upon conversion of a 6% subordinated convertible note due May 20, 2002 and 200,000 shares received upon exercise of a warrant, dated May 20, 1999, at $2.45 per share.
(12) Represents 100,000 shares issued upon conversion of a 6% subordinated convertible note due May 20, 2002 and 33,333 shares underlying a warrant, dated May 20, 1999, exercisable at $2.45 per share.
(13) Represents 100,000 shares underlying a warrant, dated June 23, 1999, exercisable at $2.6875 per share and 250,000 shares underlying a warrant, dated November 15, 1999, exercisable at $4.375 per share.
(14) Offered shares represent shares underlying a warrant, dated August 31, 1988, exercisable at $8.655 per share.

          We have or have had the following material relationships with certain selling shareholders. As of March 10, 2000, we have a loan with an outstanding principal balance of $10.2 million with Imperial Bank. We issued Jan Dekker a warrant to purchase 55,422 shares of our common stock as payment for financial services provided by him to us. Stephen M. McGrath is a director of Alliance. Burrill & Company provides consulting services to us in connection with certain of our products. Oppenheimer & Co. provided financial consulting services to us from time to time, including in connection with the 5% subordinated convertible debentures issued as of February 11, 2000. Lisa Walters is a selling agent with Roth Capital Partners, Inc., which served as the placement agent in our June 1999 offering.

                              PLAN OF DISTRIBUTION

          We are registering the securities offered by this prospectus on behalf of the Holders. As used herein, the term Holders means the holders of the securities and includes donees and pledgees selling the securities received from named Holders after the date of this prospectus. All costs, expenses and fees in connection with the registration of the securities will be paid by Alliance. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the securities will be paid by the Holders. Sales of the securities may be effected by Holders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the securities, through short sales of the securities, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The Holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of the securities by the Holders.

          The Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities or of securities convertible into or exchangeable for the securities in the course of hedging positions they assume with Holders. The Holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to broker-dealers or other financial institutions of the securities offered by this prospectus and the broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

          The Holders may effect such transactions by selling the securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from Holders and/or the purchasers of the securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

          The Holders and any broker-dealers that act in connection with the sale of the securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Alliance has agreed to indemnify each Holder against certain liabilities, including liabilities arising under the Securities Act. The Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

          The Holders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act.

          The Holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Holders that the anti-manipulative provisions of Regulation M under the Exchange Act may apply to their sales in the market.

          Holders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

          Upon notification by a Holder to Alliance that any material arrangement has been entered into with a broker-dealer for the sale of the securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act. The prospectus will disclose (i) the name of each such Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the initial price at which such securities were sold,
(iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transactions. In addition, upon notification by a Holder to Alliance that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

          From time to time the Holders may pledge their securities pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a Holder, the broker may offer and sell the pledged securities from time to time.

                                  LEGAL MATTERS

          Stroock & Stroock & Lavan LLP has passed upon certain legal matters regarding the common stock for Alliance.

                                     EXPERTS

          Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 1999, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The estimated expenses in connection with the offering, all of which will be borne by the Registrant, are as follows:

         SEC Registration Fee.............................  $17,655.45
         Blue Sky Fees and Expenses.......................        0.00
         Legal Fees and Expenses..........................   10,000.00
         Accounting Fees and Expenses.....................    8,000.00
         Miscellaneous....................................        0.00
         Total............................................  $35,655.45

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Reference is made to Article VI of the By-Laws of the Company (filed as Exhibit 3(b) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1989) and to Sections 721-727 of the New York Business Corporation Law, which, among other things and subject to certain conditions, authorize the Company to indemnify each of its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such officers or directors.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         4.       (a)      Form of Warrant dated June 23, 1999, July 2, 1999
                           and November 15, 1999**
                  (b)      Form of Warrant dated August 31, 1988**
                  (c)      Form of Warrant dated May 20, 1999(1)
                  (d)      Form of Warrant dated March 30, 1999(1)
                  (e)      Form of 6% Subordinated Convertible Note due May 20,
                           2002(1)
                  (f)      Form of 5% Subordinated Convertible Debenture dated
                           February 11, 2000(2)
                  (g)      Form of Securities Purchase Agreement dated February
                           11, 2000(2)
                  (h)      Form of Registration Rights Agreement dated February
                           11, 2000(2)
          5.               Opinion of Stroock & Stroock & Lavan, counsel for
                           Alliance.**
         23.      (a)      Consent of Stroock & Stroock & Lavan (included in
                           Exhibit 5 hereof).**
                  (b)      Consent of Ernst & Young LLP, Independent Auditors.**
         24.               Power of Attorney.**

---------


**       Filed herewith
(1) Incorporated by reference to the Company's Annual Report on Form 10-K dated September 28, 1999.
(2) Incorporated by reference to the Company's Report on Form 8-K dated February 22, 2000.

ITEM 17.  UNDERTAKINGS.

          (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (d) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                    (i) To include any prospectus required by Section 10(c)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               PROVIDED, HOWEVER, that paragraphs (d)(1)(i) and (d)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 24, 2000.


                                        ALLIANCE PHARMACEUTICAL CORP.
                                        (Registrant)

Date: March 24, 2000                    By: /S/ THEODORE D. ROTH
                                           -----------------------
                                           Theodore D. Roth
                                           President and Chief Operating Officer

                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Duane J. Roth and Theodore D. Roth, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


/S/ DUANE J. ROTH            Chairman and Chief Executive       March 24, 2000
-------------------------    Officer
Duane J. Roth


/S/ THEODORE D. ROTH         Director, President and Chief      March 24, 2000
-------------------------    Operating Officer
Theodore D. Roth


/S/ TIM T. HART              Chief Financial Officer,           March 24, 2000
-------------------------    Treasurer and Chief
Tim T. Hart                  Accounting Officer

/S/ PEDRO CUATRECASAS, M.D.  Director                           March 24, 2000
---------------------------
Pedro Cuatrecasas, M.D.


/S/ CARROLL O. JOHNSON       Director                           March 24, 2000
-------------------------
Carroll O. Johnson


/S/ STEPHEN M. MCGRATH       Director                           March 24, 2000
-------------------------
Stephen M. McGrath


/S/ HELEN M. RANNEY, M.D.    Director                           March 24, 2000
-------------------------
Helen M. Ranney, M.D.


/S/ THOMAS F. ZUCK, M.D.     Director                           March 24, 2000
-------------------------
Thomas F. Zuck, M.D.


/S/ DONALD E. O'NEIL         Director                           March 24, 2000
-------------------------
Donald E. O'Neill


/S/ JEAN G. RIESS, PH.D      Director                           March 24, 2000
-------------------------
Jean G. Riess, Ph.D.